Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Third Quarter 2025 Results

Highlights

•Third quarter 2025 net income of $42.8 million, or $0.37 per diluted share
•Quarterly adjusted EBITDA of $222.4 million
Clayton, MO, October 27, 2025 – Olin Corporation (NYSE: OLN) announced financial results for the third quarter ended September 30, 2025. Third quarter 2025 reported net income was $42.8 million, or $0.37 per diluted share, which compares to third quarter 2024 reported net loss of ($24.9) million, or ($0.21) per diluted share. Third quarter 2025 adjusted EBITDA of $222.4 million excludes depreciation and amortization expense of $133.8 million, restructuring charges of $2.9 million, and environmental insurance recoveries of $1.0 million. Third quarter 2025 adjusted EBITDA included a $32.0 million pretax benefit primarily related to the clean hydrogen production tax credit under Section 45V as part of the Inflation Reduction Act of 2022. Third quarter 2024 adjusted EBITDA was $160.3 million, which included $109.4 million of additional costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with Hurricane Beryl. Sales in the third quarter 2025 were $1,713.2 million, compared to $1,589.5 million in the third quarter 2024.
Ken Lane, President, and Chief Executive Officer, said, “In the third quarter, Olin delivered on our sequentially higher earnings expectations, primarily driven by our Chlor Alkali Products and Vinyls segment. Although seasonal demand growth was limited within a persistently challenging market, Olin maintained its disciplined focus on preserving our Electrochemical Unit (ECU) values.”
Lane continued, “In addition to ongoing, subdued global epoxy demand, headwinds persist from subsidized Asian material flowing into the United States and European epoxy markets. We continue to execute our strategy by capitalizing on our chlor alkali integration and expanding sales of our formulated solutions products.
“Our Winchester third quarter 2025 results fell short of expectations as commercial ammunition sales showed only slight seasonal improvement. Commercial retailers continue to have elevated inventories amid continued lower consumer sales. As expected, our defense business delivered sequentially improved results.”

Commenting on Olin’s outlook for the remainder of 2025, Lane continued, “The fourth quarter market environment is typically the weakest seasonal quarter for our businesses. As a result, we expect Olin’s fourth quarter 2025 adjusted EBITDA to be in the range of $110 million to $130 million, which includes a $40 million penalty from planned inventory reductions, supporting our value-first commercial approach. We remain focused on our Optimize the Core strategic priorities: operating safely and reliably, progressing our Beyond250 structural cost reduction program, and maximizing cash generation. With the actions we are taking, we expect to end this year with net debt comparable with year-end 2024. Our Olin team continues to demonstrate the strength of our company in the face of a historically long industry trough.”
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes, and includes the results of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the third quarter 2025 were $924.0 million, compared to $871.6 million in the third quarter 2024. The increase in sales was primarily due to higher volumes, partially offset by lower pricing. Third quarter 2025 segment earnings were $127.6 million, compared to $45.3 million in the third quarter 2024. Third quarter 2025 segment earnings included a $32.0 million pretax benefit primarily related to the clean hydrogen production tax credit under Section 45V as part of the Inflation Reduction Act of 2022 resulting from the sale and use of hydrogen produced at certain of our chlor alkali plants. The third quarter 2024 segment earnings included $76.7 million in additional costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with Hurricane Beryl. The remaining $26.4 million decrease in segment earnings was primarily due to lower ethylene dichloride (EDC) pricing, partially offset by higher caustic soda pricing and higher volumes, primarily EDC and caustic soda. Chlor Alkali Products and Vinyls third quarter 2025 results included depreciation and amortization expense of $109.0 million compared to $106.5 million in the third quarter 2024.
EPOXY
Epoxy sales for the third quarter 2025 were $349.6 million, compared to $285.1 million in the third quarter 2024. The increase in sales was primarily due to higher volumes, including the effect of lost sales from Hurricane Beryl in third quarter 2024. Third quarter 2025 segment loss was ($32.2) million, compared to segment loss of ($42.8) million in the third quarter 2024. The third quarter 2024 segment results included $32.7 million in additional costs, unabsorbed fixed manufacturing costs, and reduced profit from lost sales associated with Hurricane Beryl. The remaining $22.1 million decrease in segment results was due to higher operating costs, primarily from unabsorbed fixed costs incurred from planned inventory reductions, partially offset by improved volumes, as product margins were comparable year over year. Epoxy third quarter 2025 results included depreciation and amortization expense of $13.2 million compared to $13.7 million in the third quarter 2024.
WINCHESTER
Winchester sales for the third quarter 2025 were $439.6 million, compared to $432.8 million in the third quarter 2024. Sales were comparable as higher military sales and military project revenue were offset by lower commercial ammunition sales. Third quarter 2025 segment earnings were $19.3 million, compared to $53.4 million in the third quarter 2024. The $34.1 million decrease in segment earnings was primarily due to lower commercial ammunition pricing and shipments and higher raw material costs, including propellant and commodity metal costs. Winchester third quarter 2025 results included depreciation and amortization expense of $7.8 million compared to $8.5 million in the third quarter 2024.
CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in the third quarter of 2025 were comparable to the third quarter 2024 as higher incentive costs, including mark-to-market adjustments on stock-based compensation, were offset by a favorable impact from foreign currency.
LIQUIDITY AND SHARE REPURCHASES
The cash balance on September 30, 2025, was $140.3 million. Olin ended the third quarter 2025 with net debt of approximately $2.85 billion and a net debt to adjusted EBITDA ratio of 3.7 times. On September 30, 2025, Olin had available liquidity of approximately $1.3 billion.
During third quarter 2025, approximately 0.5 million shares of common stock were repurchased at a cost of $10.1 million. On September 30, 2025, Olin had approximately $2.0 billion available under its share repurchase authorizations.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss third quarter 2025 financial results at 9:00 a.m. Eastern Time on Tuesday, October 28, 2025. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the third quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern Time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.
Visit www.olin.com for more information on Olin Corporation.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," "target," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•our indebtedness and debt service obligations;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance issues and related regulations, including climate change and sustainability.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2025-17

Olin Corporation
Consolidated Statements of Operations (a)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2025	2024	2025	2024
Sales	$1,713.2	$1,589.5	$5,115.7	$4,868.8
Operating Expenses:
Cost of Goods Sold	1,529.8	1,455.0	4,645.5	4,289.2
Selling and Administrative	98.1	111.7	294.3	308.2
Restructuring Charges	2.9	7.9	14.3	23.0
Other Operating Income	0.4	0.6	0.2	0.8
Operating Income	82.8	15.5	161.8	249.2
Losses of Non-consolidated Affiliates	(1.0)	—	(2.4)	—
Interest Expense	(46.8)	(48.4)	(142.1)	(139.6)
Interest Income	1.6	1.0	4.0	2.7
Non-operating Pension Income	4.9	6.7	15.5	19.4
Income (Loss) before Taxes	41.5	(25.2)	36.8	131.7
Income Tax (Benefit) Provision	(2.2)	—	(5.3)	36.8
Net Income (Loss)	43.7	(25.2)	42.1	94.9
Net Income (Loss) Attributable to Noncontrolling Interests	0.9	(0.3)	(0.8)	(3.0)
Net Income (Loss) Attributable to Olin Corporation	$42.8	$(24.9)	$42.9	$97.9
Net Income (Loss) Attributable to Olin Corporation per Common Share:
Basic	$0.37	$(0.21)	$0.37	$0.83
Diluted	$0.37	$(0.21)	$0.37	$0.81
Dividends per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	114.4	116.9	114.9	118.4
Average Common Shares Outstanding - Diluted	115.1	116.9	115.6	120.2

(a) Unaudited.

Olin Corporation
Segment Information (a)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Sales:
Chlor Alkali Products and Vinyls	$924.0	$871.6	$2,828.0	$2,676.5
Epoxy	349.6	285.1	1,012.5	944.1
Winchester	439.6	432.8	1,275.2	1,248.2
Total Sales	$1,713.2	$1,589.5	$5,115.7	$4,868.8
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$127.6	$45.3	$270.8	$221.2
Epoxy	(32.2)	(42.8)	(84.3)	(57.6)
Winchester	19.3	53.4	67.1	195.9
Corporate/Other:
Environmental Expense	(4.5)	(7.2)	(14.3)	(19.4)
Other Corporate and Unallocated Costs	(25.9)	(25.9)	(65.8)	(68.7)
Restructuring Charges	(2.9)	(7.9)	(14.3)	(23.0)
Other Operating Income	0.4	0.6	0.2	0.8
Interest Expense	(46.8)	(48.4)	(142.1)	(139.6)
Interest Income	1.6	1.0	4.0	2.7
Non-operating Pension Income	4.9	6.7	15.5	19.4
Income (Loss) before Taxes	$41.5	$(25.2)	$36.8	$131.7

(a) Unaudited.

Olin Corporation
Consolidated Balance Sheets (a)
	September 30,	December 31,	September 30,
(In millions, except per share data)	2025	2024	2024
Assets:
Cash and Cash Equivalents	$140.3	$175.6	$225.9
Accounts Receivable, Net	1,000.2	1,007.8	863.2
Income Taxes Receivable	77.7	11.5	18.9
Inventories, Net	966.9	823.5	827.7
Other Current Assets	79.7	61.4	66.0
Total Current Assets	2,264.8	2,079.8	2,001.7
Property, Plant and Equipment (Less Accumulated Depreciation of $5,487.7, $5,189.2, and $5,120.4)	2,205.1	2,328.4	2,343.4
Operating Lease Assets, Net	298.3	302.2	309.3
Deferred Income Taxes	53.0	53.4	90.4
Other Assets	1,170.4	1,185.1	1,131.5
Intangibles, Net	183.4	206.6	218.3
Goodwill	1,425.9	1,423.6	1,423.7
Total Assets	$7,600.9	$7,579.1	$7,518.3
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$19.2	$129.0	$123.9
Accounts Payable	845.7	861.6	759.1
Income Taxes Payable	18.9	141.3	138.4
Current Operating Lease Liabilities	60.6	64.8	65.4
Accrued Liabilities	507.9	435.5	343.1
Total Current Liabilities	1,452.3	1,632.2	1,429.9
Long-term Debt	2,974.2	2,713.2	2,765.6
Operating Lease Liabilities	250.2	243.2	250.0
Accrued Pension Liability	228.5	197.7	202.6
Deferred Income Taxes	369.8	430.5	445.9
Other Liabilities	332.2	306.9	334.7
Total Liabilities	5,607.2	5,523.7	5,428.7
Commitments and Contingencies
Shareholders' Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 114.1, 115.7 and 116.6 Shares	114.1	115.7	116.6
Accumulated Other Comprehensive Loss	(462.2)	(450.1)	(466.2)
Retained Earnings	2,310.3	2,357.5	2,406.3
Olin Corporation's Shareholders' Equity	1,962.2	2,023.1	2,056.7
Noncontrolling Interests	31.5	32.3	32.9
Total Equity	1,993.7	2,055.4	2,089.6
Total Liabilities and Equity	$7,600.9	$7,579.1	$7,518.3

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows (a)
	Nine Months Ended September 30,
(In millions)	2025	2024
Operating Activities:
Net Income	$42.1	$94.9
Depreciation and Amortization	395.9	388.9
Losses of Non-consolidated Affiliates	2.4	—
Stock-based Compensation	15.6	11.8
Deferred Income Taxes	(54.1)	(43.7)
Qualified Pension Plan Contributions	(0.6)	(0.9)
Qualified Pension Plan Income	(13.5)	(17.5)
Changes in Assets and Liabilities:
Receivables	(33.1)	5.1
Income Taxes Receivable/Payable	(196.0)	(21.5)
Inventories	(100.1)	32.8
Other Current Assets	(7.4)	2.1
Accounts Payable and Accrued Liabilities	71.7	(77.2)
Other Assets	6.6	(24.9)
Other Noncurrent Liabilities	25.2	6.2
Other Operating Activities	(1.7)	5.4
Net Operating Activities	153.0	361.5
Investing Activities:
Capital Expenditures	(163.5)	(144.1)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(55.8)	—
Payments under Other Long-term Supply Contracts	—	(58.6)
Investments in Non-consolidated Affiliates	(1.6)	—
Other Investing Activities	(4.7)	(4.3)
Net Investing Activities	(225.6)	(207.0)
Financing Activities:
Long-term Debt Borrowings, Net	155.8	216.7
Common Stock Repurchased and Retired	(40.4)	(256.8)
Stock Options Exercised	2.1	22.6
Employee Taxes Paid for Share-based Payment Arrangements	—	(10.5)
Dividends Paid	(68.8)	(70.9)
Debt Issuance Costs	(12.0)	—
Net Financing Activities	36.7	(98.9)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.6	—
Net (Decrease) Increase in Cash and Cash Equivalents	(35.3)	55.6
Cash and Cash Equivalents, Beginning of Year	175.6	170.3
Cash and Cash Equivalents, End of Period	$140.3	$225.9

(a) Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA (a)
Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.
	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2025	2024	2025	2024
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$43.7	$(25.2)	$42.1	$94.9
Add Back:
Interest Expense	46.8	48.4	142.1	139.6
Interest Income	(1.6)	(1.0)	(4.0)	(2.7)
Income Tax (Benefit) Provision	(2.2)	—	(5.3)	36.8
Depreciation and Amortization	133.8	130.2	395.9	388.9
EBITDA	220.5	152.4	570.8	657.5
Add Back:
Restructuring Charges	2.9	7.9	14.3	23.0
Environmental Recoveries	(1.0)	—	(1.0)	—
Adjusted EBITDA	$222.4	$160.3	$584.1	$680.5

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA (a)
Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
	September 30,	December 31,	September 30,
(In millions)	2025	2024	2024
Current Installments of Long-term Debt	$19.2	$129.0	$123.9
Long-term Debt	2,974.2	2,713.2	2,765.6
Total Debt	2,993.4	2,842.2	2,889.5
Less: Cash and Cash Equivalents	(140.3)	(175.6)	(225.9)
Net Debt	$2,853.1	$2,666.6	$2,663.6

Trailing Twelve Months Adjusted EBITDA (b)	$777.5	$873.9	$890.6

Net Debt to Adjusted EBITDA	3.7	3.1	3.0

(a)	Unaudited.
(b)	Trailing Twelve Months Adjusted EBITDA as of September 30, 2025 is calculated as the nine months ended September 30, 2025 plus the year ended December 31, 2024 less the nine months ended September 30, 2024. Trailing Twelve Months Adjusted EBITDA as of September 30, 2024 is calculated as the nine months ended September 30, 2024 plus the year ended December 31, 2023 less the nine months ended September 30, 2023.